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                                                                 Exhibit 99.14

KeraVision Begins European Clinical Study On Non-Laser Treatment for
Hyperopia

Technology used in "investigational" hyperopia device also used in new Intacs (trademark) for myopia, recommended for FDA approval January 12

Fremont, CA (February 4, 1999) -- KeraVision, Inc. (Nasdaq: KERA), the vision correction company, has begun clinical studies in Europe for Intacs (trademark) for hyperopia -- a clear, micro-thin polymer that, when surgically placed in the cornea, may offer a non-laser alternative for correcting mild to moderate hyperopia, which affects an estimated 20 million adult Americans.

Since January 7, a total of eight patients have been treated for +1.0 to +3.5 diopters of hyperopic correction at the Hospital of Neubrandenburg in Neubrandenburg, Germany. This follows a Mexican study in which 85 percent of farsighted patients achieved 20/20 vision or better and 100 percent achieved 20/40 or better, based on preliminary data for 13 Intacs patients who were monitored for one month.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "While these positive clinical results from Europe are limited and preliminary, they appear to be consistent with results from our study in Mexico. Intacs for hyperopia could open a whole new category of vision correction for people who want an alternative to glasses, contact lenses and laser surgery. By being removable, Intacs for hyperopia could offer the possibility for permanent vision correction without making a permanent decision."

Intacs for hyperopia are based on the same patented core technology used to develop KeraVision's initial product, Intacs for myopia, now available in Canada and several European countries. In the U.S., Intacs for myopia recently received a unanimous recommendation for approval, with conditions, from the Ophthalmic Devices Panel of the U.S. Food and Drug Administration.

Non-Laser Alternative to Vision Correction

Both product configurations -- Intacs for myopia and Intacs for hyperopia -- are intended to mechanically reshape a cornea's curvature and correct vision by adding material to the eye, not by cutting or removing tissue. The procedures can be achieved without harming the eye's central optical zone, which is the critical area for clear vision.

The German study is being conducted by Helmut Hoh, MD, PhD, who heads the Ophthalmology Department at the Hospital of Neubrandenburg which is a university teaching hospital. His is the first of three clinical sites that are scheduled to take part in a European study of up to 50 farsighted patients.

In November 1998, Mexican surgeon Arturo S. Chayet reported one-month clinical results for 13 farsighted Intacs patients at the American Academy of Ophthalmology. Previously, he treated 14 Intacs patients with an earlier configuration of Intacs, resulting in 20/20 vision or better for 71 percent of the patients and 20/40 or better for 100 percent, based on six months of clinical follow-up.

KeraVision, founded in 1986, is creating a new category of non-laser vision correction products that are designed especially for mild to moderate myopia (nearsightedness) and potentially for mild to moderate hyperopia (farsightedness). These products are potential alternatives to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The initial product is KeraVision Intacs for myopia, developed from a technology platform that the company believes will potentially treat the most common forms of vision problems.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, changes in regulatory review guidelines, procedures, regulations or administrative interpretations, complications relating to KeraVision Intacs or the surgical procedure, competitive products and technology, market acceptance of KeraVision Intacs, and other risk factors described under the heading "Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Annual Report on Form 10-K for the year ended December 31, 1997 and on Form 10-Q for the quarter ended September 30, 1998.

For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559
Intacs, KeraVision Ring
and ICR are registered
trademarks or trademarks
of KeraVision, Inc. in
the U.S. and foreign
countries